Exhibit 99

Release:        On receipt, Nov. 26, 2014
Media Contact:        Susan Houser, The Principal, 515.248.2268 (M 515.240.7558),
houser.susan@principal.com
Investor Contact:    John Egan, 515.235.9500, egan.john@principal.com

The Principal Financial Group Names Houston President & COO
Zimpleman continues as chairman and CEO

(Des Moines, Iowa) - The Principal Financial Group® today announced the Board of Directors has elected Daniel J. Houston president and chief operating officer effective immediately. Houston will oversee all global businesses including Principal Global Investors, Principal International, Retirement and Investor Services, and U.S. Insurance Solutions. In addition, Houston was elected to the Board of Directors. Larry D. Zimpleman continues as chairman and chief executive officer. Zimpleman will continue to oversee the company growth strategy, capital management and deployment, and corporate functions.
“The Principal has seen strong growth since the financial crisis due to our global investment management strategy, solid execution and great people. Dan has played an integral role in shaping and executing that strategy,” Zimpleman said. “He brings excellent operational expertise and global awareness along with deep talent leadership skills. In Dan’s 30-year career at The Principal, he has been on the ground in the field, managed numerous businesses, and helped lead the transformation of The Principal to a global investment management leader, all which will give him a clear view of where we’ve been and where this organization will go in the future.”
Houston Background
Houston joined the company in 1984 as a sales representative in the Dallas group and pension office. From there, he held a number of management positions in the company. He was named executive vice president in 2006, president of retirement and investor services in 2008, and president of retirement, insurance and financial services in 2009.
A native of Iowa and raised in Houston, Texas, Houston received his bachelor’s degree from Iowa State University in 1984. He is active on a number of boards including the Partnership for a Healthier America, Employee Benefits Research Institute, America’s Health Insurance Plans, United Way of Central Iowa, Mercy Medical Center and the Iowa State University Business School Dean’s Advisory Council.
Zimpleman Background
Zimpleman joined the company in 1971 as an actuarial student and became a full-time actuary in 1973. From there, he rose to a number of management and leadership positions. He was named senior vice president in 1999, executive vice president in 2001, president of Retirement and Investor services in 2003, president and COO in 2006, president and CEO in 2008, and became chairman of the board in 2009.
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About the Principal Financial Group
The Principal Financial Group (The Principal®)1 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $513.5 billion in assets under management2 and serves some 19.5 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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1 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
2 As of Sept. 30, 2014.